EXHIBIT 10.7
UTi WORLDWIDE INC.
AMENDED AND RESTATED
2004 NON-EMPLOYEE DIRECTORS SHARE INCENTIVE PLAN
     1. PURPOSE. The purpose of this UTi Worldwide Inc. 2004 Non-Employee Directors Share Incentive Plan (the “Plan”), as amended and restated herein on December 8, 2007, is to advance the interests of UTi Worldwide Inc., a British Virgin Islands corporation (the “Company”), and its shareholders (members) (referred to herein as “shareholders”) by (a) encouraging increased share ownership by the Company’s directors who are not employees of the Company or any of its subsidiaries, (b) enhancing the Company’s ability to attract and retain the services of experienced, able and knowledgeable persons to serve as directors, and (c) providing additional incentive for directors to contribute their best efforts to the Company’s success. Notwithstanding the foregoing, the amendments contained in this amendment and restatement that reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), are effective January 1, 2008.
     2. AWARDS. The Plan permits the granting of the following types of awards (“Awards” or individually, an “Award”), according to the sections of the Plan listed here:

Section 5	Restricted Share Units and Restricted Shares
Section 6	Elective Grants
Section 7	Deferred Share Units
The date of grant of any Award is referred to herein as the “Grant Date.”
     3. ADMINISTRATION AND AGREEMENTS
          (a) Plan Administration. This Plan shall be administered by the Company’s Board of Directors (the “Board”). The Board shall have full authority, consistent with this Plan, to construe and interpret this Plan and any agreements defining the rights and obligations of the Company and Eligible Directors (as defined below) under the Plan, to promulgate, amend and rescind such rules and regulations with respect to this Plan as it deems desirable and to make all other determinations necessary or desirable for the administration of this Plan. Unless arbitrary and capricious, all decisions, determinations and interpretations of the Board shall be binding upon all Eligible Directors, the Company, and all other interested persons. The Board may, in its discretion, delegate any or all of its authority under the Plan to a committee consisting of two or more non-employee directors of the Company, so long as allowable under applicable law. If such Board authority is so delegated to a committee, all references to the Board in this Plan shall mean and relate to such committee to the extent of the powers so delegated. The Company shall pay or reimburse any member of the Board, as well as any employee or consultant who takes action in connection with the Plan, for all expenses incurred with respect to the Plan, and shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorneys’ fees) arising out of their good faith performance of duties under the Plan. The Company may obtain liability insurance for this purpose.
          (b) Award Agreements. Awards made pursuant to this Plan shall be evidenced by a written agreement executed by the Company and the Eligible Director receiving such Award. Each such agreement shall state the terms and conditions of the Award, not inconsistent with this

Plan, as the Board in its sole discretion shall determine and approve. The Company shall maintain records as to all Awards granted under the Plan.
     4. SHARES SUBJECT TO THE PLAN. The shares of stock to be issued pursuant to Awards shall be authorized shares of the Company’s voting ordinary shares (“Shares” or, individually, a “Share”), either previously unissued or previously issued but reacquired by the Company. The aggregate number of Shares to be issued pursuant to Awards shall be Six Hundred Thousand (600,000), 1 subject to adjustment as provided in Section 8 below. Any Share subject to an Award which is cancelled, terminated, forfeited, or otherwise expires shall again be available for subsequent Awards under this Plan.
     5. RESTRICTED SHARE UNITS AND RESTRICTED SHARES
          (a) Eligible Director. As used herein, “Eligible Director” means any of the Company’s directors who are not employees of the Company or any subsidiary of the Company and have not been employees of the Company or any subsidiary of the Company during the twelve (12) months preceding (i) the date such person first became a director for purposes of Section 5(c) below or (ii) the date of an Annual Meeting (as defined below) for purposes of Section 5 (d) below (collectively, “Eligible Directors” and individually, an “Eligible Director”).
          (b) Grants. The Company shall grant to Eligible Directors the right to receive Shares after certain vesting requirements are met (“Restricted Share Units”) or, in the Board’s sole discretion, restricted Shares (“Restricted Shares”) in accordance with the terms and conditions set forth in this Section 5. Subject to the requirements set forth in Sections 5(c), 5(d) and 5(e) below, the Board shall have the sole discretion to determine whether Restricted Share Units or Restricted Shares will be granted under this Section 5 at any given time.
          (c) Initial Awards. The Company shall grant, to each person who first becomes an Eligible Director after the date this Plan becomes effective pursuant to Section 13 below (but, excluding each person who was already serving as an Eligible Director on the date of the Annual Meeting at which this Plan is first approved by the Company’s shareholders) on the date such person first becomes an Eligible Director, an initial Award (the “Initial Award”) of that number of Restricted Share Units (or, if determined by the Board, Restricted Shares) determined by dividing $75,0002 or such other amount as determined by the Board in its sole discretion from time to time (the “Initial Award Amount”), by the Fair Market Value (as defined below) on the Grant Date. If an Eligible Director first becomes an Eligible Director on a date other than the date of an annual meeting of the Company’s shareholders (an “Annual Meeting”), the Initial Award Amount then in effect shall be reduced to an amount equal to the product of the Initial Award Amount times a fraction, (i) the numerator of which shall be the difference between 365 and the number of days elapsed since the Annual Meeting immediately preceding such Eligible Director’s election and (ii) the denominator of which shall be 365. If the number of Restricted Share Units or Restricted Shares in

[1]	On March 7, 2006, the Board approved a 3-for-1 division of the Company’s ordinary shares of no par value (the “Stock Split”). Pursuant to Section 8 of the Plan, the number of ordinary shares authorized for issuance under the Plan was automatically adjusted from 200,000 ordinary shares to 600,000 ordinary shares on March 27, 2006 as a result of the Stock Split.

[2]	On June 12, 2006, the Board amended the Plan to increase this amount from $65,000 to $75,000 effective the day after the 2006 Annual Meeting of Shareholders (Members).

an Initial Award is less than a whole number, such number shall be rounded to the nearest whole number.
          (d) Automatic Awards. On the date of each Annual Meeting, commencing with the Annual Meeting at which this Plan is first approved by the Company’s shareholders (subject to the limitations contained in this Section 5(d)), the Company shall grant to each Eligible Director as of the date of such meeting an Award (an “Automatic Award”) of that number of Restricted Share Units (or, if determined by the Board, Restricted Shares) determined by dividing $75,0003 or such other amount as determined by the Board in its sole discretion from time to time, by the Fair Market Value on the Grant Date, provided that such Eligible Director continues as a director after such Annual Meeting. If an Eligible Director receives an Initial Award on the date of an Annual Meeting, then such Eligible Director shall not be entitled to an Automatic Award pursuant to this Section 5(d) with respect to the same Annual Meeting. Notwithstanding anything in this Section 5(d) to the contrary, if an Eligible Director received an initial grant of options pursuant to Section 5(b) of the Company’s previously existing Non-Employee Director Share Option Plan within twelve (12) months of the Annual Meeting pursuant to which this Plan is first approved by the Company’s shareholders, then such Eligible Director shall not be entitled to receive an Automatic Award pursuant to this Section 5(d) on the date of the Annual Meeting at which this Plan is so approved by the shareholders. If the number of Restricted Share Units or Restricted Shares in an Automatic Award is less than a whole number, such number shall be rounded to the nearest whole number.
          (e) Chairman Awards. On the date of each Annual Meeting, commencing with the Annual Meeting at which this Plan is first approved by the Company’s shareholders, the Company shall grant to the Chairman of the Board, if the Chairman of the Board is then an Eligible Director, as of the date of such meeting, an Award of that number of Restricted Share Units (or, if determined by the Board, Restricted Shares) determined by dividing $12,000 or such other amount as determined by the Board in its sole discretion from time to time, by the Fair Market Value on the Grant Date, provided that such person continues to be both an Eligible Director and Chairman of the Board after the Annual Meeting (a “Chairman Award”). A Chairman Award made pursuant to this Section 5(e) shall be in addition to any Initial Awards or Automatic Awards an Eligible Director might otherwise be entitled to receive pursuant to Sections 5(c) and 5(d) above. If the number of Restricted Share Units or Restricted Shares in a Chairman Award is less than a whole number, such number shall be rounded to the nearest whole number.
          (f) Definition of Fair Market Value. For purposes of this Plan, “Fair Market Value” as of a certain date (the “Determination Date”) means: (i) the closing price of a Share on the New York Stock Exchange or the American Stock Exchange (collectively, the “Exchange”), on the Determination Date, or, if Shares were not traded on the Determination Date, then on the nearest preceding trading day during which a sale occurred; or (ii) if Shares are not traded on the Exchange but are quoted on NASDAQ or a successor quotation system, (A) the last sales price (if Shares are then listed as a National Market Issue under The Nasdaq National Market System) or (B) the mean between the closing representative bid and asked prices (in all other cases) for the Shares on the Determination Date as reported by NASDAQ or such successor quotation system; or (iii) if such

[3]	On June 12, 2006, the Board amended the Plan to increase this amount from $65,000 to $75,000 effective the day after the 2006 Annual Meeting of Shareholders (Members).

Shares are not traded on the Exchange or quoted on NASDAQ but are otherwise traded in the over-the-counter, the mean between the representative bid and asked prices on the Determination Date; or (iv) if subsections (i)-(iii) do not apply, the fair market value established in good faith by the Board.
          (g) No Award Where Prohibited. No person shall be granted an Award under this Plan if at the time of such Award, the Award is prohibited by applicable law or by the policies of the employer of such person or the policies of any other company of which such person is a member of the board of directors, officer, executive, a general partner or a manager.
          (h) Vesting and Forfeiture. Initial Awards made pursuant to Section 5(c) above shall become vested and non-forfeitable on the date immediately preceding the Annual Meeting which follows the Grant Date of the Initial Award, provided that the Eligible Director is then serving as an Eligible Director on the particular vesting date. Automatic Awards made pursuant to Section 5(d) and Chairman Awards made pursuant to Section 5(e) above shall become vested and non-forfeitable on the date immediately preceding the Annual Meeting which follows the Annual Meeting on which such Award was made, provided that on such date the Eligible Director is then an Eligible Director and, in the case of a Chairman Award, is also serving as Chairman of the Board. Notwithstanding the foregoing, in the event the date of an Annual Meeting is delayed by more than thirty (30) days from the first anniversary of the preceding year’s Annual Meeting, then the Initial Awards, Automatic Awards and Chairman Awards outstanding on such thirtieth day shall become vested and non-forfeitable. Notwithstanding the preceding sentences, outstanding Initial Awards, Automatic Awards and Chairman Awards shall become fully vested and non-forfeitable upon a Change in Control or upon termination of an Eligible Director’s membership on the Board due to death or upon such other circumstances as the Board may determine in its sole discretion. Any Shares underlying Awards granted pursuant to Sections 5(c), (d) and (e) above that do not become vested and non-forfeitable pursuant to this Section 5(h) shall be forfeited.
          (i) Definition of Change in Control. For purposes of this Plan, a “Change in Control” of the Company shall be deemed to have occurred if:
               (i) a sale, transfer, or other disposition of all or substantially all of the Company’s assets and properties is closed or consummated;
               (ii) any “person”, “entity” or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company or any majority-owned subsidiary of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities that have the right to vote in the election of directors generally, provided, however, that the following shall not constitute a “Change in Control” of the Company:
(1)	any acquisition directly from the Company or any subsidiary thereof (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities); or

(2)	any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company;
               (iii) during any period of two consecutive years during the term of this Plan, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or
               (iv) the Company is dissolved or liquidated or a merger, reorganization, or consolidation involving the Company is closed or consummated, other than a merger, reorganization, or consolidation in which holders of the combined voting power of the Company’s then outstanding securities that have the right to vote in the election of directors generally immediately prior to such transaction own, either directly or indirectly, fifty percent (50%) or more of the combined voting power of the securities entitled to vote in the election of directors generally of the reorganized, merged or consolidated entity (or its parent company) immediately following such transaction.
          (j) Issuance of Restricted Shares Prior to Vesting. The Company shall issue stock certificates that evidence Restricted Shares pending the lapse of applicable restrictions, and that bear a legend making appropriate reference to such restrictions. Except as set forth in the applicable Award Agreement or the Board otherwise determines, the Company or a third party that the Company designates shall hold such Restricted Shares. The Company may require that an Eligible Director who receives Restricted Shares execute an assignment separate from certificate or such other documents as it deems necessary or desirable.
          (k) Issuance of Shares upon Vesting. As soon as practicable after the vesting of an Award made pursuant to this Section 5 but no later than the fifteenth (15th) day of the third (3rd) month following the calendar year in which the Eligible Director becomes vested in the Award, the Company shall release to the Eligible Director, free from vesting restrictions, one Share for each vested Restricted Share or issue one Share free from vesting restrictions for each vested Restricted Share Unit, unless an Award Agreement provides otherwise or the Eligible Director has irrevocably elected to defer receiving such Shares pursuant to Section 5(n) hereof.
          (l) Cash Dividends. If cash dividends are declared and paid on outstanding Shares based on a record date on or after a Grant Date, then the Board may, in its discretion, provide in an Award Agreement that an Eligible Director holding Restricted Shares on such record date shall receive the cash dividends payable on such Shares and, in the case of Restricted Share Units, an amount equal to the per share cash dividend otherwise paid on outstanding Shares equal to the number of Restricted Share Units held by an Eligible Director at the time the cash dividend is paid. If an Award Agreement provides for payments on account of cash dividends declared and paid on or after the Grant Date to be made at the time such cash dividends are declared and paid, such payments will be made no later than the end of the calendar year in which such cash dividends are declared and paid to by the Company, or, if later, the fifteenth (15th) day of the third (3rd) month following the date that the cash dividends are declared and paid by the Company. Notwithstanding the foregoing, the Board may provide in an Award Agreement that some or all of such cash dividends or amounts equal to such cash dividends may not be paid at all, or may be paid on a later day or dates (with or without interest) or may otherwise be subject to restrictions, limitations and conditions as provided in the applicable Award Agreement.
          (m) Section 83(b) Elections. If an Eligible Director who has received Restricted Share Units provides the Company with written notice of his or her intention to make an election under Section 83(b) of the Code, within the prescribed time period (or a similar election under the laws of another country), with respect to the Shares subject to Restricted Share Units (the “Section 83(b) Election”), the Board may, in its discretion, convert the Eligible Director’s Restricted Share Units into Restricted Shares, on a one-for-one basis, in full satisfaction of the Eligible Director’s Restricted Share Unit Award. Any Restricted Shares issued pursuant to this Section 8(m) shall continue to vest as provided in Section 8(h) and such Restricted Shares which do not vest in accordance with Section 8(h) above shall be forfeited and cancelled by the Company.
          (n) Deferral Elections.
               (i) Initial Awards. At any time before the Grant Date of an Initial Award, the Eligible Director who receives such Initial Award may irrevocably elect, on a form provided by and acceptable to the Company, to defer the receipt of all or a percentage of the Shares that would otherwise be issued to the Eligible Director upon the vesting of such Initial Award in the future.
               (ii) Automatic Awards. At any time before and not later than the December 31 of the calendar year preceding the Grant Date of any Automatic Award, the Eligible Director may irrevocably elect, on a form provided by and acceptable to the Company, to defer the receipt of all or a percentage of the Shares that would otherwise be issued to the Eligible Director upon the vesting of such Automatic Award in the future.
               (iii) If an Eligible Director makes a deferral election pursuant to this Section 5(n), the Shares subject to such election shall be deferred pursuant to Section 7 hereof on the date such Shares would otherwise have been released or issued to the Eligible Director. Notwithstanding the foregoing provisions of this Section 5(n), Shares with respect to which an Eligible Director has made a Section 83(b) Election shall not be eligible for deferral pursuant to Section 5(n) and Section 7 hereof.
     6. ELECTIVE GRANTS.
          (a) Election. Each Eligible Director may make an election to receive up to 100 percent (100%) of his or her Quarterly Compensation (as defined below) in increments of five percent (5%), in the form of Shares (an “Elective Grant”) in accordance with this Section 6. The election by the Eligible Director to receive an Elective Grant of Shares must be in writing and must be delivered to the Secretary of the Company before the start of the fiscal quarter during which services are to be rendered by the Eligible Director giving rise to the Quarterly Compensation. The election made by an Eligible Director pursuant to this Section 6 shall be in effect as to Quarterly Compensation payable for services rendered during the fiscal quarter of the Company covered by the election.
          (b) Shares Issued. The number of Shares to be granted to an Eligible Director who makes an Elective Grant shall equal (i) the amount of the Quarterly Compensation earned during the Company’s fiscal quarter subject to the Elective Grant, divided by (ii) the Fair Market Value on the last day of such fiscal quarter. In no event shall the Company be required to issue fractional Shares and any fractional Share will be rounded to the nearest whole Share. As soon as practicable after each Eligible Director’s Elective Grant of Shares is determined, and in no event later than the fifteenth day of the third month following the year in which such Elective Grant of Shares is determined, the Company shall cause to be issued and delivered to such Eligible Director a stock certificate registered in the name of the Eligible Director evidencing his or her Elective Grant, less any Shares withheld by the Company pursuant to Section 9 below.
          (c) No Assignment. No right to an Elective Grant and no interest therein may be assigned, pledged, hypothecated, or otherwise transferred by an Eligible Director except that, in the event of the death of an Eligible Director prior to the issuance of a stock certificate evidencing an Elective Grant, such right to such Elective Grant may be transferred to the Eligible Director’s designated beneficiary or, in the absence of such designation, by will or the laws of descent and distribution.
          (d) Quarterly Compensation. For purposes of this Plan, “Quarterly Compensation” shall mean the sum of all meeting fees, annual retainer fees, fees for chairing the Board or a Board committee, and committee fees for service as a director earned by an Eligible Director during a quarter. Compensation paid to an Eligible Director for service to the Company in any other capacity shall be excluded from the calculation of Quarterly Compensation.
          (e) Deferral Elections. An Eligible Director may irrevocably elect, on a form provided by and acceptable to the Company, to defer the receipt of all or a percentage of the Quarterly Compensation that would otherwise be payable to the Eligible Director in a future calendar year by delivering such deferral election to the Company on or before December 31st of the year preceding the year in which the Eligible Director first performs the services for which the Quarterly Compensation is paid. Notwithstanding the foregoing, an Eligible Director may make such deferral election within the 30-day period after he or she first becomes an Eligible Director, provided that such deferral election will be effective only with respect to Quarterly Compensation earned after the end of the fiscal quarter in which such deferral election is made. If an Eligible Director makes a deferral election pursuant to this Section 6(e), the Quarterly Compensation subject to the election shall be deferred pursuant to Section 7 hereof on the date such compensation would otherwise have been paid to the Eligible Director.
     7. DEFERRED SHARE UNITS
          (a) Elections to Defer. Any Eligible Director may irrevocably elect, on a form provided by and acceptable to the Company (the “Election Form”), to defer the receipt of Restricted Shares for which a Section 83(b) Election has not been made, Shares subject to Restricted Share Units, and Quarterly Compensation, and in lieu thereof to have the Company credit to an internal Plan account (the “Account”) that number of deferred share units (“Deferred Share Units”) equal to the Restricted Shares or Restricted Share Units that the Eligible Director has deferred, and in the case of Quarterly Compensation which is deferred, the number of Deferred Share Units determined by dividing the amount of Quarterly Compensation that the Eligible Director has deferred by the Fair Market Value of a Share on the last day of the quarter for which compensation has been deferred. Each Election Form will be effective only if it is delivered to the Company in accordance with the election timing restrictions set forth in Section 5(n) or Section 6(e), whichever shall be applicable to the Election Form.
          (b) Vesting. Deferred Share Units shall be 100% vested at all times.
          (c) Cash Dividends. If cash dividends are declared and paid on outstanding Shares based on a record date on or after the date that receipt of Restricted Shares, Restricted Share Units or Quarterly Compensation is effectively deferred pursuant to Section 7(a) above, then the Board may in its sole discretion, provide that an amount equal to the per share cash dividend otherwise paid on outstanding Shares be paid to the deferring Eligible Director on the number of Deferred Share Units credited to the Account of such person. Notwithstanding the foregoing, the Board may provide in an Award Agreement that some or all of such amounts equal to such cash dividends may not be paid at all, or may be paid on a later date or dates (with or without interest) or may otherwise be subject to restrictions, limitations and conditions as determined by the Board.
          (d) Distributions of Shares. The Company shall provide an Eligible Director with one Share for each Deferred Share Unit in three (3) substantially equal annual installments that are issued before the last day of each of the three (3) calendar years that end after the date on which the Eligible Director’s membership on the Board terminates; provided, however, in the event of a Change in Control that qualifies as a “change in control event” within the meaning of Treasury Regulation 1.409A-3(i)(5)(i), the Company shall provide an Eligible Director one Share for each Deferred Share Unit issued at one time upon the occurrence of such Change in Control; unless in either case—
               (i) the Eligible Director has properly elected a different form of distribution, on a form approved by the Board that permits the Eligible Director to select any combination of a lump sum and annual installments that are triggered by the distribution event in the Election Form, and
               (ii) the Company has received the Eligible Director’s distribution Election Form on or before the effective date of the Eligible Director’s deferral election in accordance with Section 5(n) or Section 6(e), whichever shall be applicable.
Cash shall be paid in lieu of any fractional shares.
          (e) Emergency Withdrawals. In the event an Eligible Director suffers a severe financial hardship as a result of an unforeseeable emergency within the contemplation of this Section and Section 409A(2)(B)(ii) of the Code, the Eligible Director may apply to the Company for an immediate distribution of all or a portion of his or her Deferred Share Units. An unforeseeable emergency is a severe financial hardship resulting from an illness or accident of the Eligible Director, the Eligible Director’s spouse, or a dependent (within the meaning of Section 152(a) of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code) of the Eligible Director, casualty loss of the Eligible Director’s property, or other similar extraordinary and unforeseeable conditions beyond the control of the Eligible Director. Examples of purposes which are not considered hardships include post-secondary school expenses or the desire to purchase a residence. In no event will a distribution be made to the extent the unforeseeable emergency could be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Eligible

Director’s assets to the extent such liquidation would not itself cause a severe financial hardship, or by cessation of deferrals under this Plan or any other deferred compensation plan. The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Eligible Director’s unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The Board shall determine whether an Eligible Director has a qualifying unforeseeable emergency and the amount which qualifies for distribution, if any. The Board may require evidence of the purpose and amount of the need, and may establish such application or other procedures as it deems appropriate.
          (f) No Rights to Deferred Share Units. An Eligible Director’s right to Deferred Share Units shall at all times constitute an unsecured promise of the Company to pay benefits as they come due. Deferred Share Units shall have no voting rights. The right of an Eligible Director or his or her beneficiary to receive benefits hereunder shall be solely an unsecured claim against the general assets of the Company. Neither the Eligible Director nor his or her beneficiary shall have any claim against or rights in any specific assets, shares, or other funds of the Company.
     8. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. If a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of voting ordinary shares of the Company occurs, the number and kind of Shares authorized by this Plan and the number and kind of Shares subject to Awards, shall be automatically adjusted as required in order to prevent an unfavorable effect upon the value of the Shares covered by the then outstanding Awards and Shares covered by Awards subsequently granted.
     9. TAXES.
          (a) Withholding. Any distribution of Shares pursuant to this Plan shall be subject to withholding of state and federal income taxes, or other taxes to the extent required by applicable law. In the discretion of the Board, an Eligible Director may satisfy the applicable tax withholding and employment tax obligations (if any) associated with an Award by surrendering to the Company Shares (including Shares subject to the Award) that have a Fair Market Value determined as of the applicable tax date equal to the amount required to be withheld. In the case of Shares previously acquired from the Company that are surrendered under this Section, such Shares must have been owned by the Eligible Director for more than six months on the date of surrender (or such longer period of time that the Board may in its discretion require).
          (b) Income Taxes and Deferred Compensation. Eligible Directors are solely responsible and liable for the satisfaction of any federal, state, province, or local taxes that may arise in connection with Awards (including, for Eligible Directors subject to taxation in the United States, any taxes arising under Section 409A of the Code, except to the extent otherwise specifically provided in a written agreement with the Company). Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent any Eligible Director from incurring such taxes, or to mitigate or protect any Eligible Director from any such tax liabilities. Notwithstanding anything in this Plan to the contrary, if any amounts that become due under this Plan as a result of an Eligible Director’s termination of membership on the Board constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Eligible Director incurs a “separation from service” within the meaning of Treasury Regulation § 1.409A-

1(h) (“Separation from Service”). If, at the time of an Eligible Director’s Separation from Service, the Eligible Director is a “specified employee” (under Internal Revenue Code Section 409A), any amount that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to the Eligible Director on account of the Eligible Director’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after the Eligible Director’s Separation from Service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Eligible Director shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Board during that period. Thereafter, the Eligible Director shall receive any remaining benefits as if there had not been an earlier delay.
     10. NO SHAREHOLDER RIGHTS. Except as otherwise provided in this Plan, neither an Eligible Director nor any transferee of an Eligible Director shall have any rights as a shareholder of the Company with respect to any Shares underlying an Award until the date of entry of their name with respect to such Shares in the Company’s Registry of Members in accordance with the Company’s Memorandum and Articles of Association. Prior to the issuance of Shares pursuant to an Award (as evidenced by the entry of the Eligible Director’s name with respect to such Shares in the Company’s Registry of Members in accordance with the Company’s Memorandum and Articles of Association), an Eligible Director shall not have the right to vote or any other rights as a shareholder with respect to the Shares underlying the Award. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date of entry of their name with respect to such Shares in the Company’s Registry of Members, except as otherwise specifically provided for in this Plan.
     11. LAWS AND REGULATIONS.
          (a) U.S. Securities Laws. This Plan, the award of Restricted Share Units, Restricted Shares or Deferred Share Units, and the obligation of the Company to sell or deliver any of its securities (including, without limitation, Restricted Share Units, Deferred Share Units, and Shares) under this Plan shall be subject to all applicable laws, regulations and rules. In the event that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws prior to the delivery of such Shares, the Company may require, as a condition to the issuance thereof, that the persons to whom Shares are to be issued represent and warrant in writing to the Company that such Shares are being acquired by him or her for investment for his or her own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Act, and a legend to that effect may be placed on the certificates representing the Shares.
          (b) Other Jurisdictions. To facilitate the making of any grant of an Award under this Plan, the Board may provide for such special terms for Awards to Eligible Directors who are foreign nationals as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Board may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures of particular countries. Without limiting the foregoing, the Board is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Board may adopt sub-plans applicable to particular locations and countries.
     12. TERM OF PLAN; TERMINATION AND AMENDMENT OF THIS PLAN. The Plan shall continue in effect for a term of ten (10) years from its effective date as determined by Section 13 hereof, unless earlier terminated by this Section 12. The Board may at any time terminate this Plan or may at any time or times amend or modify this Plan for any purpose which at the time may be permitted by applicable law. No amendment, suspension, or termination of the Plan or any Awards shall materially and adversely affect Awards already granted and outstanding, unless either (i) it relates to an adjustment pursuant to Section 8 above, (ii) it is mutually agreed otherwise between the Eligible Director and the Company, which agreement must be in writing and signed by both parties, or (iii) the Board determines with respect to outstanding Awards that the amendment or modification is for the purpose of satisfying the requirements of any changes in applicable laws or regulations or to avoid or minimize adverse tax consequences for Eligible Directors.
          In addition to the foregoing, the Board may not terminate the Plan with respect to Deferred Share Units unless any one of the following conditions in paragraphs (a), (b) or (c) of this Section 12 are satisfied. These conditions shall apply to only Deferred Share Units and not any other Awards.
          (a) The Board may terminate the Plan with respect to Deferred Share Units at any time that is not proximate to a downturn in the Company’s financial health, in accordance with the following requirements:
               (1) The Plan and all other plans required to be aggregated with the Plan pursuant to Treas. Reg. § 1.409A-1(c)(2) (“Aggregated Plan”) maintained by the Company are irrevocably terminated;
               (2) No payments other than payments that would otherwise be payable under the terms of the Plan and any other Aggregated Plan may be made within twelve (12) months following the termination of such arrangements;
               (3) Except with respect to Eligible Directors who became entitled to benefits under the terms of the Plan and any other Aggregated Plan prior to the first day of the thirteenth (13th) month following the date such arrangements are irrevocably terminated, all payments to Eligible Directors due under the terms of the Plan and any other Aggregated Plan must be made between the first day of the thirteenth (13th) month and the last day of the twenty-fourth (24th) month following the date such arrangements are terminated; and
               (4) The Company may not adopt another plan that would qualify as an Aggregated Plan within three (3) years following the date this Plan is terminated.
          (b) Change in Control. The Board may irrevocably terminate the Plan, with respect to Deferred Share Units, within thirty (30) days preceding or twelve (12) months following a Change in Control, provided that all Aggregated Plans are terminated on the same date with respect to each participant in such plans that experienced a Change in Control, and all such participants receive all benefits payable under such plans within twelve (12) months following the termination date.
          (c) Corporate Dissolution. The Board may terminate the Plan, with respect to Deferred Share Units, within twelve (12) months following a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that all benefits payable under the Plan are distributed to Eligible Directors during the latest of the calendar year in which (a) the Plan is terminated; (b) the benefits are no longer subject to a substantial risk of forfeiture; or (c) the payment first becomes administratively practicable.
     13. EFFECTIVE DATE. This Plan bacome effective on the date of its approval by the Company’s shareholders (which was June 25, 2004).
     14. NONTRANSFERABILITY. Except as set forth in this Section 14 or as otherwise approved by the Board, Awards shall be nonassignable and nontransferable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, Restricted Shares may be transferred, with the consent of the Board, by gift to charitable institutions, or by gift to an Eligible Director’s “Immediate Family.” “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships, any person sharing the Eligible Director’s household (other than as a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Eligible Director) control the management of assets, and any other entity in which these persons (or the Eligible Director) own more than fifty percent (50%) of the voting interest.
     15. CONTROLLING LAW. All disputes relating to or arising from the Plan shall be governed by the internal substantive laws (and not the conflicts of laws) of the British Virgin Islands to the extent not preempted by United States federal laws. If any provision of this Plan is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

UTi WORLDWIDE INC.
AMENDED AND RESTATED
2004 NON-EMPLOYEE DIRECTORS SHARE INCENTIVE PLAN

As adopted by the Board of Directors on May 18, 2004 and approved by the shareholders on June 25, 2004. As amended by the Board of Directors on September 19, 2005. As amended and restated by the Board of Directors on March 6, 2006. As amended and restated by the Board of Directors on June 12, 2006. As amended and restated by the Board of Directors on December 8, 2007.